Exhibit 99.1

NEWS RELEASE

FOR RELEASE:	IMMEDIATE
GATX CORPORATION REPORTS 2006 FIRST QUARTER RESULTS
     CHICAGO, April 27 - GATX Corporation (NYSE:GMT) today reported 2006 first quarter net income from continuing operations of $47.9 million or $.83 per diluted share compared to net income of $28.4 million or $.52 per diluted share in the first quarter of 2005. The 2006 first quarter results include approximately $3.4 million of after-tax benefit or $.06 per diluted share from lower depreciation on air assets targeted for sale.
     Brian A. Kenney, president and CEO of GATX, stated, “Our first quarter results reflect continued strength in the markets we serve. We continue to renew railcar leases at higher rates. We are balancing these rate increases with extending the average lease term on certain car types, an action that is expected to help mitigate future earnings volatility in the rail portfolio. Despite continued high asset prices, we achieved solid investment volume in the first quarter, investing more than $70 million in additional railcars.
     “Air made progress on implementing its strategy of increasing fee income and initiating sales of the older aircraft in its fleet. Air earned fee income of $4.5 million in the first quarter of 2006 and is focused on adding new management and remarketing contracts. The sale of air assets outlined in our December 2005 announcement continues as planned and we expect the sales to be substantially complete by year end.
     “Specialty had an exceptionally strong quarter due to significant remarketing income, including $14 million pre-tax income from one transaction in its managed portfolio. We are encouraged by the investment volume Specialty achieved. Specialty’s owned portfolio grew from $439 million at year end to approximately $470 million in the first quarter.
     Mr. Kenney concluded, “Overall, the first quarter results provide a good start to 2006 and we remain confident in the EPS guidance provided earlier this year. We continue to implement our strategy of adhering to our disciplined, long-term approach to investment.”
GATX RAIL
     Rail reported net income of $24.8 million in the first quarter of 2006, compared to $20.0 million in the prior year period. Net income increased year over year primarily due to an increased number of cars on lease, higher average lease rates and improved contributions from European operations.
     At March 31, 2006, Rail’s North American fleet totaled approximately 108,000 cars. North American fleet utilization was 99%, up from 98% at year end 2005. Rail acquired 785 cars for its fleet during the first quarter of 2006.
     During the first quarter, lease renewal pricing on a basket of Rail’s most common car types increased approximately 14% over expiring lease rates. This compares to increases of 9% in the first quarter of 2005 and 14% in the fourth quarter of 2005. Rail also extended the term on renewals from approximately 40 months during the 2005 first quarter to approximately 60 months in the first quarter 2006. This action of increasing lease term is expected to enable Rail to temper future earnings volatility.
     In macroeconomic data related to Rail’s business, North American manufacturing capacity utilization, as reported by the Federal Reserve, was 81% in March 2006, up from 80% in the same period 2005. Backlogs at the railcar manufacturers, as reported by the Railway Supply Institute (RSI), increased to nearly 87,000 cars at the end of the first quarter 2006, up from approximately 59,000 during the same period 2005 and up from 69,000 at year end. Carloadings on the U.S. rails, excluding intermodal, as reported by the Association of American Railroads (AAR), increased 0.7% over 2005. Chemical shipments were down 2.8% in the first quarter of 2006 versus the prior year, a result partially attributable to the lingering effect of last year’s hurricanes on chemical production in the Gulf Coast and Southeast regions.
GATX AIR
     Air reported net income of $11.3 million in the first quarter of 2006 compared to net income of $4.8 million in the prior year period. The 2006 first quarter results include approximately $3.4 million of after-tax benefit from lower depreciation on air assets targeted for sale.
     Utilization of the owned fleet was 97% at March 31, 2006 and lease rates on certain aircraft types continued to improve. Fee income in the first quarter 2006 increased more than $2 million over the same period in 2005 due to higher management fees from third party aircraft remarketing engagements.
     An updated slide presentation summarizing the GATX Air portfolio and market data is available at www.gatx.com.

GATX SPECIALTY
     Specialty reported net income of $18.4 million in the first quarter of 2006 compared to $10.0 million in the prior year period. The first quarter 2006 results reflect strong remarketing income, including $14 million of pre-tax income from a transaction in the managed portfolio. While generating remarketing income from both its owned and managed portfolios is core to Specialty’s business, the magnitude of this specific gain is unusual.
     Specialty also experienced improved investment opportunities, investing approximately $40 million in the quarter, adding new industrial equipment finance assets and growing its owned portfolio. The Specialty portfolio currently consists of approximately $470 million of owned assets (including on and off balance sheet assets) and third-party managed portfolios totaling approximately $528 million.
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) provides lease financing and related services to customers operating rail, air, marine and other targeted assets. GATX is a leader in leasing transportation assets and controls one of the largest railcar fleets in the world. Applying over a century of operating experience and strong market and asset expertise, GATX provides quality assets and services to customers worldwide. GATX has been headquartered in Chicago, IL since its founding in 1898 and has traded on the New York Stock Exchange since 1916. For more information, visit the Company’s website at www.gatx.com.
TELECONFERENCE INFORMATION
GATX Corporation will host a teleconference to discuss 2006 first quarter results. Teleconference details are as follows:
Thursday, April 27th
11:00 A.M. Eastern Time
Domestic Dial-In:              1-800-706-6082
International Dial-In:         1-706-634-7421
Replay: 1-800-642-1687 / Access Code: 8027871
Call-in details, a copy of this press release and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.
UPDATE ON AIR PORTFOLIO
GATX Corporation has updated its Air portfolio presentation, and the slides are currently available at www.gatx.com or by calling the GATX Investor Relations Department.

FORWARD-LOOKING STATEMENTS
Certain statements may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties include, but are not limited to, general economic conditions; lease rates, utilization levels and operating costs in GATX’s primary asset segments; conditions in the capital markets; changes in GATX’s or GATX Financial Corporation’s credit ratings; dynamics affecting companies within the markets served by GATX; regulatory rulings that may impact the economic value and operating costs of assets; competitive factors in GATX’s primary markets including lease pricing and asset availability; changes in loss provision levels within GATX’s portfolio; impaired asset charges that may result from changing market conditions or implementation of portfolio management initiatives by GATX; the outcome of pending or threatened litigation and general market conditions in the rail, air, marine and other large-ticket industries. Other factors and unanticipated events could adversely affect our business operations and financial performance. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in other of our filings with the SEC, including our Annual Report on Form 10-K. These risks, uncertainties and other factors should be carefully considered in evaluating the forward-looking statements. The forward-looking statements included in this press release are made only as of the date of this release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Rhonda S. Johnson
312-621-6262
rhonda.johnson@gatx.com
Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(04/27/06)
—Tabular Follows—

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)

	Three Months Ended March 31
	2006	2005

Gross Income
Lease income	$230.4	$215.7
Marine operating revenue	9.5	5.9
Interest income on loans	0.9	3.4
Asset remarketing income	25.7	10.4
Fees	6.5	3.6
Other	16.5	20.4

Revenues	289.5	259.4
Share of affiliates’ earnings	27.3	22.9

Total Gross Income	316.8	282.3

Ownership Costs
Depreciation	46.5	51.8
Interest expense, net	42.2	41.7
Operating lease expense	46.7	43.5

Total Ownership Costs	135.4	137.0

Other Costs and Expenses
Maintenance expense	51.6	49.1
Marine operating expense	7.0	4.9
Selling, general and administrative	38.9	38.7
Asset impairment losses, net	2.2	2.1
Other	6.9	7.3

Total Other Costs and Expenses	106.6	102.1

Income before Income Taxes	74.8	43.2
Income Taxes	26.9	14.8

Net Income	$47.9	$28.4

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)
(Continued)

	Three Months Ended
	March 31
	2006	2005

Per Share Data
Basic	$0.95	$0.57
Average number of common shares (in thousands)	50,566	49,637

Diluted	$0.83	$0.52
Average number of common shares and common share equivalents (in thousands)	61,629	60,598

Dividends declared per common share	$0.21	$0.20

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	March 31	December 31
	2006	2005

Assets

Cash and Cash Equivalents	$79.4	$106.0
Restricted Cash	53.9	53.1

Receivables
Rent and other receivables	67.3	87.2
Finance leases	361.1	336.5
Loans	34.4	38.7
Less: Allowance for possible losses	(12.8)	(13.1)

	450.0	449.3

Operating Lease Assets, Facilities and Other
Rail	3,930.4	3,728.1
Air	1,300.4	1,298.9
Specialty	91.7	90.8
Other	237.6	234.9
Less: Allowance for depreciation	(1,911.9)	(1,891.1)

	3,648.2	3,461.6

Investments in Affiliated Companies	655.1	667.3
Goodwill	87.2	86.0
Other Assets	429.3	421.1

Total Assets	$5,403.1	$5,244.4

Liabilities and Shareholders’ Equity

Accounts Payable and Accrued Expenses	$154.8	177.4

Debt
Commercial paper and bank credit facilities	69.7	57.0
Recourse	2,841.3	2,715.4
Nonrecourse	36.1	37.7
Capital lease obligations	57.8	62.5

	3,004.9	2,872.6

Deferred Income Taxes	703.5	683.4
Other Liabilities	462.2	488.7

Total Liabilities	4,325.4	4,222.1
Total Shareholders’ Equity	1,077.7	1,022.3

Total Liabilities and Shareholders’ Equity	$5,403.1	$5,244.4

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
First Quarter 2006
(In Millions)

					GATX
	Rail	Air	Specialty	Other	Consolidated

Gross Income
Lease income	$190.4	$30.8	$9.2	$—	$230.4
Marine operating revenue	—	—	—	9.5	9.5
Interest income	—	0.1	0.8	—	0.9
Asset remarketing income	6.0	—	19.7	—	25.7
Fees	0.4	4.5	1.6	—	6.5
Other	14.3	0.2	1.2	0.8	16.5

Revenues	211.1	35.6	32.5	10.3	289.5
Share of affiliates’ earnings	3.6	13.8	9.9	—	27.3

Total Gross Income	214.7	49.4	42.4	10.3	316.8

Ownership Costs
Depreciation	33.9	11.0	1.6	—	46.5
Interest expense, net	20.9	14.2	4.6	2.5	42.2
Operating lease expense	45.2	0.6	1.0	(0.1)	46.7

Total Ownership Costs	100.0	25.8	7.2	2.4	135.4

Other Costs and Expenses
Maintenance expense	51.1	0.5	—	—	51.6
Marine operating expense	—	—	—	7.0	7.0
Selling, general and administrative	19.6	5.9	2.2	11.2	38.9
Asset impairment losses, net	0.2	(0.9)	2.9	—	2.2
Other	6.2	0.4	0.2	0.1	6.9

Total Other Costs and Expenses	77.1	5.9	5.3	18.3	106.6

Income (Loss) before Income Taxes	37.6	17.7	29.9	(10.4)	74.8
Income Tax Provision (Benefit)	12.8	6.4	11.5	(3.8)	26.9

Net Income (Loss)	$24.8	$11.3	$18.4	$(6.6)	$47.9

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
First Quarter 2005
(In Millions)

					GATX
	Rail	Air	Specialty	Other	Consolidated

Gross Income
Lease income	$178.3	$29.8	$7.6	$—	$215.7
Marine operating revenue	—	—	—	5.9	5.9
Interest income	—	0.1	1.8	1.5	3.4
Asset remarketing income	6.9	1.0	2.5	—	10.4
Fees	0.5	2.2	0.9	—	3.6
Other	15.2	0.2	5.1	(0.1)	20.4

Revenues	200.9	33.3	17.9	7.3	259.4
Share of affiliates’ earnings	3.1	10.4	9.4	—	22.9

Total Gross Income	204.0	43.7	27.3	7.3	282.3

Ownership Costs
Depreciation	35.1	15.7	1.0	—	51.8
Interest, net	22.6	13.3	4.9	0.9	41.7
Operating lease expense	42.0	0.5	1.1	(0.1)	43.5

Total Ownership Costs	99.7	29.5	7.0	0.8	137.0

Other Costs and Expenses
Maintenance expense	48.2	0.4	0.5	—	49.1
Marine operating expense	—	—	—	4.9	4.9
Selling, general and administrative	18.0	6.7	1.9	12.1	38.7
Asset impairment losses, net	1.0	—	1.1	—	2.1
Other	7.3	0.1	0.6	(0.7)	7.3

Total Other Costs and Expenses	74.5	7.2	4.1	16.3	102.1

Income (Loss) before Income Taxes	29.8	7.0	16.2	(9.8)	43.2
Income Tax Provision (Benefit)	9.8	2.2	6.2	(3.4)	14.8

Net Income (Loss)	$20.0	$4.8	$10.0	$(6.4)	$28.4

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In Millions, Except Railcar Data)

	3/31/2006	12/31/2005	3/31/2005

Asset by Segment
Rail	$4,201.5	$4,076.8	$3,952.8
Air	1,730.0	1,770.6	2,054.8
Specialty	468.6	436.8	491.2
Other	293.4	290.6	269.2

Total Continuing Assets, Excluding Cash (a)	$6,693.5	$6,574.8	$6,768.0

Investment Volume (year-to-date)	116.3	520.5	94.3

Non-performing Investments	42.7	42.0	49.4

Capital Structure
Commercial Paper and Bank Credit Facilities, Net of Unrestricted Cash	(9.7)	(49.0)	(38.9)
Debt:
On Balance Sheet
Recourse	2,841.3	2,715.4	2,730.7
Nonrecourse	36.1	37.7	92.0

Off Balance Sheet
Recourse	1,068.4	1,129.7	1,144.6
Nonrecourse	355.3	359.8	370.4

Capital Lease Obligations	57.8	62.5	72.5

Total Borrowings, Net of Unrestricted Cash	$4,349.2	$4,256.1	$4,371.3
Total Recourse Debt (b)	3,957.8	3,858.6	3,908.9
Shareholders’ Equity and Allowance for Losses	1,090.5	1,035.4	1,105.9

Recourse Leverage	3.6	3.7	3.5

Asset Remarketing Income
Disposition Gains on Owned Assets	6.0		8.0
Residual Sharing Income	19.7		2.4

Asset Remarketing Income	25.7		10.4

North American Railcar Data		Full Year
Fleet Utilization	99%	98%	98%
Beginning Fleet Size	108,151	106,819	106,819
Additions	785	5,400	914
Scrapped/Sold	(690)	(4,068)	(1,027)

Ending Fleet Size	108,246	108,151	106,706

(a)	includes off balance sheet assets

(b)	Total Recourse Debt = On Balance Sheet Recourse + Off Balance Sheet Recourse + Capital Lease Obligations + Commercial Paper and Bank Credit Facilities, Net of Unrestricted Cash